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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

            SCHEDULE 14A - INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                                WorldCom, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:






Reg. (S) 240.14a-101.

SEC 1913 (3-99)

                         [WORLDCOM LOGO APPEARS HERE]
                           500 Clinton Center Drive
                          Clinton, Mississippi 39056

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                                            Clinton, Mississippi
                                                              May 1, 2000

  The annual meeting of the shareholders of WorldCom, Inc., a Georgia corporation (the "Company"), will be held on Thursday, June 1, 2000, at 10:00 a.m. local time, at 500 Clinton Center Drive, Clinton, Mississippi, for the purposes of:

    1. electing a Board of fourteen (14) directors;

    2. considering and acting upon a shareholder proposal; and

    3. transacting such other business as properly may come before the meeting or any adjournments or postponements thereof.

  Holders of record of the Company's Common Stock and Series B Convertible Preferred Stock at the close of business on April 11, 2000, will be entitled to receive notice of, and to vote at, the meeting and any adjournment or postponement thereof.

  A copy of the Company's Annual Report to Shareholders for 1999 accompanies this notice.

                                         By Order of the Board of Directors

                                         SCOTT D. SULLIVAN
                                         Secretary

  Whether or not you intend to be present at the meeting, please promptly mark, sign, date and return the accompanying proxy. A return addressed envelope is enclosed for your convenience.

                                WorldCom, Inc.
                           500 Clinton Center Drive
                          Clinton, Mississippi 39056

                               ----------------

                                PROXY STATEMENT

                               ----------------

                            SOLICITATION OF PROXIES

  The enclosed proxy is solicited by the Board of Directors of WorldCom, Inc., a Georgia corporation, formerly known as MCI WORLDCOM, Inc. ("WorldCom" or the "Company"), for use at the annual meeting of the Company's shareholders to be held at 500 Clinton Center Drive, Clinton, Mississippi, on Thursday, June 1, 2000, at 10:00 a.m. local time and at any adjournments or postponements thereof. Holders of record of the Company's voting securities at the close of business on April 11, 2000 (the "Record Date") will be entitled to receive notice of, and to vote at, the meeting. Whether or not you expect to attend the meeting in person, please either (1) complete, sign and date the enclosed proxy and return it in the enclosed envelope or (2) vote your shares by telephone or via the Internet by following the instructions printed on the enclosed proxy. Your shares will then be voted in accordance with your wishes. The first mailing of proxy statements and proxies to shareholders will occur on or about May 1, 2000. If, after sending in your proxy or voting by telephone or via the Internet, you decide to vote in person or desire to change or revoke your proxy vote, you may do so by: (1) notifying the Secretary of the Company in writing of such change or revocation at any time prior to the voting of the proxy, (2) submitting a later-dated proxy, (3) attending the meeting and voting in person, (4) calling the toll-free number on the enclosed proxy and changing your vote, even if you did not previously vote by telephone, or (5) submitting a later vote via the Internet. On May 1, 2000, the name of the Company was changed to WorldCom, Inc. from MCI WORLDCOM, Inc.

                              COMPANY SECURITIES

  On the Record Date, there were issued and outstanding 2,861,102,940 shares of common stock of the Company (the "Common Stock") and 10,920,972 shares of Series B Convertible Preferred Stock of the Company (the "Series B Preferred Stock").

  The holders of record of shares of Common Stock as of the close of business on the Record Date are entitled to cast one vote per share on all matters voted on by the holders of Common Stock generally, including the election of directors, and do not have cumulative voting rights. The holders of Series B Preferred Stock are entitled to vote together with holders of Common Stock as a single class on issues presented to a vote of the Company's shareholders, except under certain limited conditions when such holders are entitled to vote as a separate class. The holders of Series B Preferred Stock are entitled to vote on the basis of one vote per such share held. The shares of Series B Preferred Stock do not carry cumulative voting rights. The presence, either in person or by proxy, of the holders of record of shares representing a majority of the votes entitled to be cast on a matter by the voting group is necessary to constitute a quorum of that voting group for action on that matter. Once a share is represented for any purpose at a meeting, the holder is deemed present for quorum purposes for the remainder of the meeting. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present.

                        ACTION TO BE TAKEN UNDER PROXY

  SHARES WILL BE VOTED AS INSTRUCTED IN THE ACCOMPANYING PROXY ON EACH MATTER SUBMITTED TO THE VOTE OF SHAREHOLDERS. IF ANY DULY EXECUTED PROXY IS RETURNED WITHOUT VOTING INSTRUCTIONS, THE PERSONS NAMED AS PROXIES THEREON INTEND TO VOTE ALL SHARES REPRESENTED BY SUCH PROXY AS FOLLOWS:

     (1) FOR the election of the persons named herein as nominees for directors of the Company to hold office until the 2001 Annual Meeting of the Company's shareholders and until their successors have been duly elected and qualified;

     (2) AGAINST the shareholder proposal; and

     (3) in their discretion on the transaction of such other business as properly may come before the meeting or any adjournments or postponements thereof.

  Shares of Common Stock held in the MCI Communications Corporation ("MCI") ESOP and 401(k) Plan and Western Union International, Inc., 401(k) Plan for Collectively Bargained Employees (the "MCI Plans"), will be voted by Mellon Bank, N.A. ("Mellon") as trustee of the MCI Plans. Participants in the MCI Plans should indicate their voting instructions for each action to be taken under proxy. All instructions must be received prior to May 26, 2000 in order to be counted. All voting instructions from MCI Plan participants will be kept confidential. MCI Plan shares will not be voted if the MCI Plan participant fails to return voting instructions for the actions to be taken under proxy. If the enclosed voting instruction card (which is also the proxy card) is executed and returned without otherwise indicating how it is to be voted, the card will be deemed an instruction to vote FOR the election of the Board's nominees, AGAINST the shareholder proposal, and in the discretion of Mellon on the transaction of such other business as properly may come before the meeting or any adjournment or postponement thereof.

                    PRINCIPAL HOLDERS OF VOTING SECURITIES

  As of the Record Date, there were no persons, individually or as a group, known to the Company to be deemed to be the beneficial owners of more than five percent of the issued and outstanding Common Stock or Series B Preferred Stock.

                       SECURITY OWNERSHIP OF MANAGEMENT

  The following table sets forth the beneficial ownership of Common Stock, as of the Record Date, by each director, the named executive officers and by all persons, as a group, who are currently directors and executive officers of the Company. No person listed on the following table is the beneficial owner of any shares of Series B Preferred Stock. Each director or executive officer has sole voting and investment power over the shares listed opposite his or her name except as set forth in the footnotes hereto.

                                                  Number of Shares    Percent of
   Name of Beneficial Owner                     Beneficially Owned(1)  Class(1)
   ------------------------                     --------------------- ----------
   Clifford L. Alexander, Jr...................          22,500(2)         *
   James C. Allen..............................         391,712(3)         *
   Judith Areen................................          69,729(4)         *
   Carl J. Aycock..............................       1,052,072(5)         *
   Max E. Bobbitt..............................         407,611(6)         *
   Bernard J. Ebbers...........................      27,366,938(7)         *
   Francesco Galesi............................       4,810,741(8)         *
   Stiles A. Kellett, Jr.......................       6,093,397(9)         *
   Gordon S. Macklin...........................          97,922(10)        *
   John A. Porter..............................       6,157,705(11)        *
   Timothy F. Price............................         775,746(12)        *
   Bert C. Roberts, Jr.........................       1,176,997(13)        *
   John W. Sidgmore............................       4,554,042(14)        *
   Scott D. Sullivan...........................       2,405,355(15)        *
   Lawrence C. Tucker..........................          80,521(16)        *
   Juan Villalonga.............................          15,000(17)        *
   All Directors and Current Executive
    Officers as a Group (15 persons)...........      54,702,242(18)      1.9%

--------

  * Less than one percent.

 (1) Based 2,861,102,940 shares of Common Stock issued and outstanding as of the Record Date plus, as to the holder thereof only, upon exercise or conversion of all derivative securities that are exercisable or convertible currently or within 60 days after the Record Date.

 (2) Includes 15,000 shares purchasable upon exercise of options.

 (3) Includes 1,026 shares owned by Mr. Allen's spouse, as to which beneficial ownership is disclaimed; 20,058 shares held in a revocable trust as to which Mr. Allen is a co-trustee; and 22,500 shares purchasable upon exercise of options.

 (4) Includes 62,634 shares purchasable upon exercise of options.

 (5) Includes 8,364 shares owned by Mr. Aycock's spouse; 106,170 shares purchasable upon exercise of options; and 3,312 shares held as custodian for children.

 (6) Includes 80,268 shares purchasable upon exercise of options; and 327,343 shares as to which Mr. Bobbitt shares voting and investment power with his spouse.

 (7) Includes 35,551 shares held as custodian for children; and 7,913,544 shares purchasable upon exercise of options.

 (8) Includes 4,474,854 shares owned by Rotterdam Ventures, Inc., of which Mr. Galesi is sole shareholder; and 80,268 shares purchasable upon exercise of options.

 (9) Includes 24,000 shares owned by Mr. Kellett's spouse; 2,850,000 shares owned by family partnerships, as to which Mr. Kellett is the general partner; 49,050 shares owned by a partnership as to which Mr. Kellett is the general partner; 143,724 shares purchasable upon exercise of options; and 14,250 shares purchasable upon exercise of options held by Mr. Kellett's spouse.

(10) Includes 64,057 shares owned by a family trust as to which Mr. Macklin is sole trustee and beneficiary; and 33,658 shares purchasable upon exercise of options.

(11) Includes 5,321,557 shares owned by a limited partnership as to which Mr. Porter is the sole shareholder and the sole director of the sole general partner and also the sole limited partner; 251,842 shares held as custodian or trustee for minor children; 129,096 shares purchasable upon exercise of options; 1,488 shares purchasable upon exercise of options held by Mr. Porter's children; 1,488 shares purchasable upon exercise of options held by one of Mr. Porter's sons for the benefit of Mr. Porter's grandchildren; 255,000 shares held in a trust of which Mr. Porter is sole trustee with sole voting and dispositive power; and 11,685 shares held in trust for employees of Mr. Porter.

(12) Includes 695,981 shares purchasable upon exercise of options. Does not include 1,864 shares held by Mr. Price's spouse as custodian for the benefit of their minor children or 5,521 shares held in trusts for children, in which shares Mr. Price disclaims beneficial ownership.

(13) Includes 150,000 shares owned by a limited partnership in which Mr. Roberts is a general partner; and 190,920 shares purchasable upon exercise of stock options. Does not include 112,500 shares held by Mr. Roberts' spouse in which shares Mr. Roberts disclaims beneficial ownership.

(14) Includes 1,853,056 shares purchasable upon exercise of options; and 6,753 shares held in trusts for which Mr. Sidgmore is sole trustee with sole voting and dispositive power.

(15) Includes 2,400,000 shares purchasable upon exercise of options.

(16) Includes 79,902 shares purchasable upon exercise of options.

(17) Consists of 15,000 shares purchasable upon exercise of options.

(18) Includes 13,142,966 shares purchasable upon exercise of options.

                         ITEM 1. ELECTION OF DIRECTORS

  The Company's Bylaws provide that the Board of Directors shall consist of not less than three directors, with the number to be determined from time to time by the Board of Directors. The Board of Directors has currently fixed the number of directors at fifteen. Juan Villalonga, whose term expires at the 2000 Annual Meeting, is not standing for re-election and will retire from the Board as of the 2000 Annual Meeting at which time the number of directors will be reduced to fourteen. Accordingly, fourteen directors are to be elected at the 2000 Annual Meeting as hereinafter provided.

  All nominees have indicated their willingness to serve if elected and all nominees are currently directors of the Company. Should any nominee named herein for election become unavailable for any reason, it is intended that the persons named in the proxy will vote for the election of such other person in his or her stead as may be designated by the Board of Directors. The Board of Directors is not aware of any reason that might cause any nominee to be unavailable. The Board of Directors recommends a vote "FOR" the election of all of the listed nominees.

  Directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting of the shareholders at which a quorum of the voting group involved is present. A majority of the votes entitled to be cast in the election by the voting group constitutes a quorum of that voting group for the election.

  Shares as to which voting authority is withheld will be considered present for purposes of determining the presence of a quorum at the annual meeting (unless such shares are represented at such meeting solely to object to holding the meeting or transacting business at the meeting) but as not voted for purposes of the election of directors. Shares as to which a broker indicates it has no discretion to vote will be considered not present at such meeting for purposes of determining the presence of a quorum and as unvoted for the election of directors.

  Pursuant to the applicable provisions of the Articles of Incorporation, holders of shares of Common Stock and Series B Preferred Stock currently are entitled to vote as a single class in the election of the fourteen directors at the annual meeting. Each outstanding share of Common Stock is entitled to one vote in the election and each holder of Series B Preferred Stock is entitled to one vote for each such share held in the election.

Information about Nominees and Executive Officers

  The following states each director or nominee's and each executive officer's age, principal occupation, present position with the Company and the year in which each director first was elected a director (each serving continuously since first elected except as set forth otherwise). References to service with the Company prior to September 1993 include service with LDDS Communications, Inc., a Tennessee corporation, which was the accounting, but not legal, survivor of a three-way merger with Metromedia Communications Corporation and Resurgens Communications Group, Inc. Unless indicated otherwise, each individual has held his or her present position for at least five years.

  Clifford L. Alexander, Jr., 66, has been a director of the Company since the merger with MCI on September 14, 1998 (the "MCI Merger"). Mr. Alexander was a director of MCI until the MCI Merger. Mr. Alexander has been President of Alexander & Associates, Inc., management consultants, since 1981 and has been Chairman and Chief Executive Officer of The Dun & Bradstreet Corporation, a provider of business-to-business credit, marketing and purchasing information and commercial receivables management services, since October 1999. Mr. Alexander is also a director of Dreyfus 3rd Century Fund, Dreyfus General Family of Funds, Mutual of America Life Insurance Company, American Home Products Corporation and IMS Health Incorporated.

  James C. Allen, 53, has been a director of the Company since March 1998. Mr. Allen is currently an investment director and member of the general partner of Meritage Private Equity Fund, a venture capital fund specializing in the telecommunications industry. Mr. Allen is the former Vice Chairman and Chief Executive Officer and a former director of Brooks Fiber Properties, Inc. ("BFP"), where he served in such capacities from 1993 until its merger with the Company in January 1998. Mr. Allen served as President and Chief Operating Officer of Brooks Telecommunications Corporation, a founder of BFP, from April 1993 until it was merged with BFP in January 1996. Mr. Allen serves as a director of Verio, Inc., Completel LLC and David Lipscomb University and is Chairman of Open Access Broadband Networks, Inc.

  Judith Areen, 55, has been a director of the Company since the MCI Merger. Ms. Areen was a director of MCI until the MCI Merger. Ms. Areen has been Executive Vice President for Law Center Affairs and Dean of the Law Center, Georgetown University, since 1989. She has been a Professor of Law, Georgetown University, since 1976.

  Carl J. Aycock, 51, has been a director of the Company since 1983. Mr. Aycock served as Secretary of the Company from 1987 to 1995 and was the Secretary and Chief Financial Officer of Master Corporation, a motel management and ownership company, from 1989 until 1992. Subsequent to 1992, Mr. Aycock has been self employed as a financial administrator.

  Max E. Bobbitt, 55, has been a director of the Company since 1992. Mr. Bobbitt was a director of Advanced Telecommunications Corporation ("ATC") until its merger with the Company in December 1992 (the "ATC Merger"). Mr. Bobbitt is currently a director of Cereus Technology Partners, Inc., a provider of Internet-based technology services, and Metromedia China Corporation ("MCC"), a telecommunications company. From July 1998 to the present, Mr. Bobbitt has been a telecommunications consultant. From March 1997 until July 1998, Mr. Bobbitt served as President and Chief Executive Officer of MCC. From January 1996 until March 1997, Mr. Bobbitt was President and Chief Executive Officer of Asian American Telecommunications Corporation, which was acquired by MCC in February 1997. From January 1995 until January 1996, Mr. Bobbitt was a telecommunications consultant.

  Bernard J. Ebbers, 58, has been President and Chief Executive Officer of the Company since April 1985. Mr. Ebbers has served as a director of the Company since 1983.

  Francesco Galesi, 69, has been a director of the Company since 1992. Mr. Galesi was a director of ATC until the ATC Merger. Mr. Galesi is the Chairman and Chief Executive Officer of the Galesi Group, which includes companies engaged in distribution, manufacturing, real estate and telecommunications. Mr. Galesi serves as a director of Walden Residential Properties, Inc., and Keystone Property Trust.

  Stiles A. Kellett, Jr., 56, has served as a director of the Company since 1981. Mr. Kellett has been Chairman of Kellett Investment Corp. since 1995. Mr. Kellett serves as a director of Netzee, Inc.

  Gordon S. Macklin, 71, has been a director of the Company since the MCI Merger. Mr. Macklin was a director of MCI until the MCI Merger. Mr. Macklin is currently a corporate financial advisor. From 1993 until 1998, Mr. Macklin served as Chairman, White River Corporation, an information services company. Mr. Macklin is also a director of White Mountains Insurance Group, Ltd., Overstock.com, Martek Biosciences Corporation, MedImmune, Inc., Spacehab, Inc., and director, trustee or managing general partner, as the case may be, of 47 of the investment companies in the Franklin Templeton Group of Funds. Mr. Macklin was formerly chairman, Hambrecht and Quist Group; and President, National Association of Securities Dealers, Inc.

  John A. Porter, 56, has been a director of the Company since 1988. Mr. Porter served as Vice Chairman of the Board of the Company from September 1993 until the Company's merger with MFS Communications Company, Inc. ("MFS") in December 1996 (the "MFS Merger") and served as Chairman of the Board of Directors of the Company from 1988 until September 1993. Mr. Porter also serves as the Chairman of the Board of Directors of TelTek, Inc., a holding company which currently holds all of the stock of Industrial Electric Manufacturing, Inc. and Phillips & Brooks/Gladwin, Inc., equipment manufacturers for deregulated electrical and telecommunications markets. Mr. Porter was previously President and sole shareholder of P.M. Restaurant Group, Inc. which filed for protection under Chapter 11 of the United States Bankruptcy Code in March 1995. Subsequent to March 1995, Mr. Porter sold all of his shares in P.M. Restaurant Group, Inc. He is also a director of Uniroyal Technology Corporation, and Inktomi, Inc.

  Bert C. Roberts, Jr., 57, serves as Chairman of the Board of WorldCom. Mr. Roberts has served as a director of the Company since the MCI Merger. Mr. Roberts was a director of MCI until the MCI Merger. From 1992 until the MCI Merger, Mr. Roberts served as Chairman of the Board of MCI. Mr. Roberts was Chief Executive Officer of MCI from December 1991 to November 1996. He was President and Chief Operating Officer of MCI from October 1985 to June 1992 and President of MCI Telecommunications Corporation, a subsidiary of MCI ("MCIT"), from May 1983 to June 1992. Mr. Roberts is a director of The News Corporation Limited, Telefonica de Espana, S.A, ("Telefonica"), Valence Technology, Inc., and CAPCure.

  John W. Sidgmore, 49, serves as Vice Chairman of the Board of WorldCom. Mr. Sidgmore has been a director of the Company since the MFS Merger and has served as a director of MFS since August 1996. From the MFS Merger until the MCI Merger, Mr. Sidgmore served as Vice Chairman of the Board and Chief Operations Officer of the Company. Mr. Sidgmore was President and Chief Operating Officer of MFS from August 1996 until the MFS Merger. He was Chief Executive Officer of UUNET Technologies, Inc. ("UUNET") from June 1994 until October 1998, and President of UUNET from June 1994 to August 1996 and from January 1997 to September 1997. Mr. Sidgmore has been a director of UUNET since June 1994. From 1989 to 1994, he was President and Chief Executive Officer of CSC Intelicom, a telecommunications software company. Mr. Sidgmore is a director of ADC Telecommunications, Inc., and MicroStrategy Incorporated.

  Scott D. Sullivan, 38, has been a director of the Company since 1996. Mr. Sullivan serves as Chief Financial Officer and Secretary of the Company. From the ATC Merger until December 1994, Mr. Sullivan served as Vice President and Assistant Treasurer of the Company. From 1989 until 1992, Mr. Sullivan served as an executive officer of two long-distance companies, including ATC. From 1983 to 1989, Mr. Sullivan served in various capacities with KPMG LLP.

  Lawrence C. Tucker, 57, has been a general partner of Brown Brothers Harriman & Co., a private banking firm, since 1979 and currently serves as a member of the Steering Committee of the firm's partnership. He is also a director of Riverwood Holdings, Inc., National Healthcare Corporation, VAALCO Energy Inc., World Access, Inc., National Equipment Services, Inc., and US Unwired, Inc. Mr. Tucker has served as a director of the Company since May 1995, and previously served as a director of the Company from May 28, 1992 until the ATC Merger.

  Juan Villalonga, 47, who is retiring as a director at the 2000 Annual Meeting, has served as the Chairman and Chief Executive Officer of Telefonica, a provider of telecommunications services in Spain, since 1996. He has been a director of WorldCom since November 1998 pursuant to a Strategic Alliance Agreement among Telefonica, MCI and WorldCom. Mr. Villalonga was previously the Chief Executive Officer of Bankers Trust Spain and Portugal, the Chief Executive Officer of CS First Boston in Spain and a partner at Kinsey & Co., a consulting firm, for nine years.

The Sprint Merger

  On October 5, 1999, WorldCom announced that it had entered into an Agreement and Plan of Merger dated as of October 4, 1999, which was amended and restated on March 8, 2000 (the "Sprint Merger Agreement"), between WorldCom and Sprint Corporation ("Sprint"). Under the terms of the Sprint Merger Agreement, Sprint will merge with and into WorldCom (the "Sprint Merger").

  Sprint is a diversified telecommunications company, providing long distance, local and wireless communications services. Sprint's business is organized in two groups: the Sprint PCS group and Sprint FON group. Sprint built and operates the United States' first nationwide all-digital, fiber-optic network and is a leader in advanced data communications services. In 1999, Sprint had $20 billion in annual revenues and serves more than 20 million business and residential customers.

  Under the Sprint Merger Agreement, each outstanding share of Sprint's FON common stock will be exchanged for $76.00 of Common Stock, subject to a collar. In addition, each share of Sprint's PCS common stock will be exchanged for one share of a new WorldCom PCS tracking stock and 0.116025 shares of Common Stock. The terms of the WorldCom PCS tracking stock will be virtually identical to the terms of Sprint's PCS common stock and will be designed to track the performance of the PCS business of the surviving company in the Sprint Merger. Holders of Sprint class A stock will receive that amount of Common Stock and WorldCom PCS tracking stock as if such class A stock had been converted into Sprint FON common stock and Sprint PCS common stock immediately before the Sprint Merger. Holders of the other classes or series of Sprint capital stock will receive one share of a class or series of the Company's capital stock with virtually identical terms, which will be established in connection with the Sprint Merger, for each share of Sprint capital stock that they own. Sprint will redeem for cash each outstanding share of the Sprint first and second series preferred stock before completion of the Sprint Merger.

  The actual number of shares of Common Stock to be exchanged for each share of Sprint's FON common stock will be determined based on the average trading prices of Common Stock prior to the closing, but will not be less than 1.4100 shares (if WorldCom's average stock price equals or exceeds $53.9007) or more than 1.8342 shares (if WorldCom's average stock price equals or is less than $41.4350).

  Consummation of the Sprint Merger is subject to various conditions set forth in the Sprint Merger Agreement, including the adoption of the Sprint Merger Agreement by stockholders of Sprint, the approval of the Sprint Merger by shareholders of WorldCom, the approval of the issuance of WorldCom capital stock in the Sprint Merger by shareholders of WorldCom, certain U.S. and foreign regulatory approvals and other customary conditions. On April 28, 2000, special meetings of the shareholders of WorldCom and Sprint were held and the merger proposals were adopted and approved. It is anticipated that the Sprint Merger will close in the second half of 2000.

  Management of the Company Following the Sprint Merger. The Company has agreed to cause the Board of Directors as of the consummation of the Sprint Merger to consist of 16 members, with 10 initially designated by WorldCom and 6 initially designated by Sprint. Bernard J. Ebbers, the current President and Chief Executive Officer of WorldCom, will serve as President and Chief Executive Officer of the Company after the Sprint Merger. William T. Esrey, the current Chairman and Chief Executive Officer of Sprint, will serve as Chairman of the Company after the Sprint Merger. Mr. Esrey, age 60, was elected Chairman of Sprint in 1990. He was elected Chief Executive Officer of Sprint and a member of the Sprint Board of Directors in 1985.

                   INFORMATION CONCERNING BOARD OF DIRECTORS

Committees and Meetings

  During 1999, the Board of Directors of the Company held five meetings. Each director attended at least 75% of the meetings of the Board of Directors and committees on which such director served, except Juan Villalonga who missed three of the meetings of the Board of Directors.

  The Board of Directors has an Audit Committee currently consisting of Max E. Bobbitt (Chairman), James C. Allen, Judith Areen and Francesco Galesi. During 1999, the Audit Committee held three meetings. The Audit Committee performs the following functions: (a) review of periodic financial statements,
(b) communication with independent accountants, (c) review of the Company's internal accounting controls, and (d) recommendation to the Board of Directors as to selection of independent accountants.

  The Board of Directors has a Compensation and Stock Option Committee currently consisting of Stiles A. Kellett, Jr. (Chairman), Max E. Bobbitt, Gordon S. Macklin and Lawrence C. Tucker. The Compensation and Stock Option Committee held seven meetings during 1999. The duties of the Compensation and Stock Option Committee are as follows: (a) to make determinations regarding the annual salary, bonus and other benefits of executive officers of the Company, (b) to administer the stock option or award plans of the Company, including a determination of the individuals to whom options or awards are granted and the terms and provisions of options and awards under such plans, and (c) to review and take actions, including submission of recommendations to the Board of Directors, concerning compensation, stock plans and other benefits for the Company's directors, officers and employees.

  The Board of Directors has a Nominating Committee currently consisting of John A. Porter (Chairman), Clifford L. Alexander, Jr., Carl J. Aycock and Stiles A. Kellett, Jr. The Nominating Committee held one meeting during 1999. The duties of the Nominating Committee include recommending to the Board, if so requested by the Board, nominees for director, successors to the Chief Executive Officer in the event there is a vacancy in that office, and nominees for committee chairpersons and members. The Nominating Committee, if it meets, or the Board will give due consideration to written recommendations for nominees from shareholders for election as directors which are received prior to January 1, 2001. Under the Bylaws of the Company, shareholders are entitled to nominate persons for election as directors only if, among other things, written notice has been given as specified therein to the Company's Secretary, 500 Clinton Center Drive, Clinton, Mississippi 39056, not earlier than 150 days and not later than 120 days prior to the anniversary of the preceding year's meeting. Such notice must set forth information about the proposed nominee and the consent of the nominee, among other things. See "Future Proposals of Security Holders."

Compensation of Directors

  Effective May 1999 directors are paid fees of $35,000 per year and $1,000 per meeting attended of the Board plus certain expenses. Prior to May 1999, directors were paid fees of $22,500 per year and $1,000 per meeting attended of the Board plus certain expenses. Committee members are paid a fee of $750 for any committee meeting attended on the same day as a Board meeting and $1,000 for any other committee meeting attended, plus certain expenses. The chairman of each committee receives an additional $3,000 per year.

  Additionally, under a program implemented in May 1999, each director may elect to receive some or all of his or her annual fees in the form of Common Stock, based on the fair market value of the Common Stock at the election date. Under this program, no more than an aggregate of 37,500 shares of Common Stock may be issued.

  Pursuant to the Company's 1999 Stock Option Plan (the "1999 Stock Option Plan"), each non-employee director is eligible to receive an annual grant of options. The timing, terms and number of options awarded to directors is left to the discretion of the Compensation and Stock Option Committee. During 1999, each non-employee director received a grant of options to purchase 15,000 shares of Common Stock at the fair market value of such stock on the date of grant. Such options are immediately exercisable and expire on the earliest to occur of (a) ten years following the date of grant, (b) three months following retirement under normal Company policies, (c) twelve months following termination of service due to disability or death, (d) upon cessation of service for reasons other than retirement, death or disability, or (e) the date of consummation of a specified change in control transaction defined generally to include the dissolution or liquidation of the Company, a reorganization, merger or consolidation of the Company in which the Company is not the surviving corporation, or a sale of substantially all of the assets or 80% or more of the outstanding stock of the Company to another entity. The exercise price may be paid in cash or, in the discretion of the Compensation and Stock Option Committee, Common Stock. In the discretion of the Compensation and Stock Option Committee, shares receivable on exercise may be withheld to pay applicable taxes on the exercise.

Employment Agreements

  Timothy F. Price ceased being an executive officer or a director of the Company, effective December 31, 1999, but remained an employee of the Company until February 29, 2000. From the MCI Merger until December 31, 1999, Mr. Price, 46, served as President and Chief Executive Officer of MCI WorldCom Communications, a business unit of the Company. Mr. Price served as a director of the Company from the MCI Merger until December 31, 1999. Mr. Price was a director of MCI until the MCI Merger. Mr. Price served as President and Chief Operating Officer of MCI from November 1996 until the MCI Merger. He was President and Chief Operating Officer of MCIT, from July 1995 until December 31, 1999. He was an Executive Vice President and Group President of MCIT, serving as Group President, Communication Services, from December 1994 to July 1995. He was an Executive Vice President of MCIT, serving as President, Business Markets, from June 1993 to December 1994. He was a Senior Vice President of MCIT from November 1990 to June 1993, serving as President, Business Services, from July 1992 to June 1993 and as Senior Vice President, Consumer Markets, from November 1990 to July 1992.

  Under the terms of a separation agreement, the Company agreed to pay Mr. Price severance benefits totaling $600,000 and effective February 29, 2000, certain of Mr. Price's equity awards (consisting of options to acquire 35,834 shares exercisable at an average price of $25.46 per share and incentive stock unit ("ISU") awards of 19,738 shares of Common Stock) accelerated. Additionally, Mr. Price executed a non-competition agreement for a limited period.

  Pursuant to the terms of Mr. Sidgmore's employment agreement with UUNET, if Mr. Sidgmore's employment is terminated without cause, he will receive severance payments totaling $300,000.

               REPORT OF COMPENSATION AND STOCK OPTION COMMITTEE
                           ON EXECUTIVE COMPENSATION

General

  The Company's executive compensation program is administered by the Compensation and Stock Option Committee of the Board of Directors (the "Committee"). Since September 14, 1998, the Committee has been composed of Stiles A. Kellett, Jr. (Chairman), Max E. Bobbitt, Gordon S. Macklin and Lawrence C. Tucker.

  The Company's executive compensation policy as implemented by the Committee is designed to provide a competitive compensation program that will enable the Company to attract, motivate, reward and retain executives who have the skills, experience and talents required to promote the short- and long-term financial performance and growth of the Company. The compensation policy is based on the principle that the financial rewards to the executive must be aligned with the financial interests of the shareholders of the Company. In this manner, the Company seeks to meet its ultimate responsibility to its shareholders.

  The Company's executive compensation has three elements: base salary, annual incentive compensation and long-term incentive compensation. The Committee is endeavoring to maximize deductibility of compensation under Section 162(m) of the Internal Revenue Code to the extent practicable while maintaining competitive compensation. The following is a summary of the considerations underlying each element.

Base Salary

  The Committee determines the salary ranges for each of the executive officer positions of the Company, based upon the level and scope of the responsibilities of the office and the pay levels of similarly positioned executive officers in comparable companies. The Committee's practice has been to establish base salaries for particular offices between the median and high end of the range of such salaries at comparable companies in order to attract and retain the best qualified management team available. In 1999, base salaries for executive officers were consistent with this policy.

  The comparison of compensation levels is based on surveys of various companies both within and outside the telecommunications industry. Certain of these companies are included in the peer group represented in the index used for stock performance comparisons elsewhere in this Proxy Statement under the caption "Comparison of Five-Year Cumulative Total Returns." The Committee is satisfied that it has reasonably accurate information with respect to salary ranges for the surveyed companies.

  The Committee begins its annual compensation review in November, and it generally acts in the first quarter of each year to set the compensation of the Company's executive officers. The Committee considers (i) the Company's performance as evidenced in changes in the price of the Common Stock during the year as compared to changes in its industry and the broader economic environment, (ii) the Chief Executive Officer's recommendations with respect to a particular officer, (iii) the officer's individual performance, (iv) any significant changes in the officer's level of responsibility, and (v) each officer's then-current salary within the range of salaries for such position. The Committee includes significant qualitative components in evaluating the individual performance of each executive officer. These components include the officer's leadership, teambuilding and motivational skills, adaptability to rapid change, and assimilation of new technical knowledge to meet the demands of the industry's customers. In this qualitative evaluation, the Committee exercises its collective judgment as to the officer's contributions to the growth and success of the Company during the prior year and the expected contributions of such officer in the future.

  Generally, salary increases are made retroactive to January 1 of the current year. For 2000, executive officers' salaries were set consistent with the policy to pay between the median and high end of the range of such salaries at comparable companies.

Annual Incentive Compensation

  The Company's executive officers, as well as other management employees, are eligible to receive cash bonus awards. The key components in determining the amount of such awards include the financial performance of the Company in the context of the overall industry and economic environment, generally as evidenced by the individual growth and success of the Company as measured primarily by revenues and other performance goals. The judgement of each member of the Committee and the Chief Executive Officer, in the case of other executive officers, as to the impact of the individual on the financial performance of the Company also are considered. Based largely upon internal growth, the successful completion of various transactions and the attainment of quantitative performance goals the Committee awarded bonuses for 1999 which fell between the median and high end of the range of bonuses at comparable companies.

  In 1997, the Company adopted the WorldCom, Inc. Performance Bonus Plan (the "Performance Bonus Plan") which relates to certain cash bonuses for the Chief Executive Officer and such other executive officers as the Committee may determine. The bonuses are predicated on the achievement by the Company of one or more quantitative performance goals. Subject to attainment of the specified performance goal(s) and the limitations with respect to the maximum bonus payable under the Performance Bonus Plan, the Committee exercises its judgement as to individual contributions to the Company's performance, as set forth above under the caption "Base Salary," in determining the actual amount of the bonus to be paid. During 1999, all executive officers participated in the Performance Bonus Plan.

Long-Term Incentive Compensation

  The Committee believes that long-term incentive compensation in the form of stock options is the most direct way of making executive compensation dependent upon increases in shareholder value. The Company's stock option plans provide the means through which executive officers can build an investment in Common Stock which will align such officers' economic interests with the interests of shareholders. The value of the stock options historically has increased as a result of increases in the price of the Common Stock, and such options are highly valued by employees. The Committee believes that the grant of stock options has been a particularly important component of its success in retaining talented management employees.

  The exercise price of each option has generally been the market price of the Common Stock on the date of grant. The most recent option grants generally provide for delayed vesting and have a term of ten years. The Committee believes that stock options give the executive officers greater incentives throughout the term of the options to strive to operate the Company in a manner that directly affects the financial interests of the shareholders both on a long-term, as well as a short-term, basis.

  In determining the number of option shares to grant to executive officers, the Committee considers on a subjective basis the same factors as it does in determining the other components of compensation, with no single factor accorded special weight. The recommendation of the Chief Executive Officer is of paramount importance in determining awards to persons other than himself.

Compensation of Chief Executive Officer

  Mr. Ebbers' base salary, annual incentive compensation and long-term incentive compensation are determined by the Committee based upon the same factors as those employed by the Committee for executive officers generally. The total compensation package of Mr. Ebbers is designed to be competitive while creating awards for short- and long-term performance in line with the financial interests of the shareholders. In 1999, the compensation package for Mr. Ebbers was consistent with this policy, and his base salary was $935,000.

  In 1999, the Company's stock price increased from $47.83 to $53.06 per share. The Company had $91.1 billion in total assets as of December 31, 1999 and $37.1 billion in revenues for the year ended December 31, 1999. The Committee established a specific performance goal for 1999 under the Performance Bonus Plan for the Chief Executive Officer based on the attainment by the Company of a specified percentage increase in consolidated pro forma gross revenues. The Company achieved the performance goal, and the Committee determined to award the Chief Executive Officer a $7,500,000 bonus, based on the factors discussed above. The base salary for Mr. Ebbers in 2000 was set at $1,000,000.

  During 1999, the Committee granted Mr. Ebbers options exercisable for an aggregate of 1,800,000 shares of Common Stock, which become exercisable in three equal annual installments beginning January 1, 2000 through January 1, 2002. The Committee believes that options appropriately compose a significant portion of compensation for the reasons set forth above. In evaluating the number of options awarded, the Committee did not employ a formal valuation formula, but compared the number of options to the numbers of options awarded by comparable companies.

Conclusion

  The Committee intends to continue its practice of basing executive compensation on financial performance criteria, and on its qualitative evaluation of individual performance. Additionally, the Committee is augmenting, as applicable to the persons involved, these components of the compensation process with the quantitative measures of performance included in the Company's Performance Bonus Plan. The Committee believes that its compensation policies promote the goals of attracting, motivating, rewarding and retaining talented executives who will maximize value for the Company's shareholders.

                                 THE COMPENSATION AND STOCK OPTION COMMITTEE
                                                  May 1, 2000

                                 Stiles A. Kellett, Jr. (Chairman)
                                 Max E. Bobbitt
                                 Gordon S. Macklin
                                 Lawrence C. Tucker

               COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURNS

  The following graph compares the cumulative five-year shareholder return (including reinvestment of dividends) on an indexed basis with the Center for Research in Security Prices ("CRSP") Index for Nasdaq Telecommunications Stocks (SIC codes 4800 through 4899 -- US and Foreign Companies) and the Standard & Poor's 500 Composite Stock Price Index (the "S&P 500"). Upon a shareholder's written request to the Chief Financial Officer of the Company, the Company will promptly provide the names of the companies included in the CRSP Index for Nasdaq Telecommunications Stocks. These indices are included for comparative purposes only and do not necessarily reflect management's opinion that such indices are an appropriate measure of the relative performance of the stock involved, and are not intended to forecast or be indicative of possible future performance of the Common Stock.

               COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURNS

                     Performance Graph for WorldCom, Inc.

[COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURNS GRAPH TO APPEAR HERE]
                       12/30/94 12/31/95 12/31/96 12/31/97 12/31/98 12/31/99
                       -------- -------- -------- -------- -------- --------
WorldCom, Inc.          $100.0   $181.4   $268.2   $311.3   $738.3   $819.0
S&P 500 Stocks          $100.0   $137.6   $169.5   $226.1   $291.8   $353.3
Nasdaq
 Telecommunications
 Stocks SIC 4800-4899
 US & Foreign           $100.0   $130.9   $133.9   $195.4   $323.5   $572.4

--------

Notes:

A The lines represent monthly index levels derived from compounded daily returns that include all dividends.

B The indexes are reweighted daily, using the market capitalization on the previous trading day.

C If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.

D  The index level for all series was set to $100.00 on 12/30/94.

                            EXECUTIVE COMPENSATION

Summary Compensation Table

  The following table sets forth the compensation of the named executive officers of the Company for the three years ended December 31, 1999. The table also sets forth, for informational purposes, the compensation paid by MCI during 1998 to Messrs. Roberts and Price, who became executive officers of the Company upon completion of the MCI Merger.

                                                                      Long Term Compensation
                                    Annual Compensation                       Awards
                              -----------------------------------    --------------------------
                                                         Other                      Securities     All
                                                         Annual       Restricted    Underlying    Other
Name and                                                Compen-         Stock        Options/    Compen-
Principal Position       Year Salary ($) Bonus ($)     sation ($)    Award(s) ($)    SARs (#)   sation ($)
------------------       ---- ---------- ----------    ----------    ------------   ----------- ----------
Bernard J. Ebbers....... 1999   935,000   7,500,000       52,624(3)         --      1,800,000/0    8,000(5)
 President and Chief     1998   935,000   7,115,000       54,444(3)         --      1,800,000/0    4,800
 Executive Officer       1997   935,000  17,031,250          --             --      1,800,000/0    4,800

Bert C. Roberts, Jr..... 1999 1,050,000     800,000       81,943(3)         --              0/0   14,877(6)
 Chairman of the Board   1998 1,050,000   9,651,188(1) 1,995,548(3)   1,785,883(4)    617,924/0  769,472

Timothy F. Price(2)..... 1999   600,000   1,180,000       20,454(3)         --              0/0   81,853(6)
 Former President and    1998   580,000   7,331,700(1)   306,643(3)     999,117(4)    737,287/0    6,231
 Chief Executive Officer
 MCI WorldCom
  Communications

John W. Sidgmore........ 1999   600,000   2,760,000          --             --        900,000/0    8,000(5)
 Vice Chairman of the    1998   500,000   2,000,000          --             --        900,000/0    4,800
  Board                  1997   500,000           0          --             --      1,500,000/0  962,050

Scott D. Sullivan....... 1999   600,000   2,760,000          --             --        900,000/0    8,000(5)
 Chief Financial Officer 1998   500,000   2,000,000          --             --        900,000/0    4,800
  and Secretary          1997   500,000   3,500,000          --             --      1,500,000/0    4,800

--------
(1) Includes the remaining cash retention bonus paid in connection with the MCI Merger, to Messrs. Roberts and Price of $7.0 million and $6.0 million, respectively.

(2) Ceased service as an executive officer on December 31, 1999. See "Employment Agreements."

(3) Includes the imputed value of personal use of the Company airplane of $52,624 in 1999 and $54,444 in 1998 for Mr. Ebbers and $54,609 in 1999 and
    $21,650 in 1998 for Mr. Roberts; and the annuity premium and taxes paid of $1,937,355 in 1998 for Mr. Roberts and $306,643 in 1998 for Mr. Price as the result of the purchase of an annuity to discharge MCI's Supplemental Pension Plan's obligation. The amounts reduce dollar for dollar the actual amount of pension to be paid to the executive upon retirement. All other perquisites and other personal benefits are less than $50,000 in the aggregate.

(4) During 1998, Messrs. Roberts and Price were awarded ISUs totaling 68,556 and 38,166, respectively (as adjusted to reflect Common Stock of the Company). The ISUs, which are an unfunded promise to deliver shares of stock in the future, were awarded under MCI's Executive Stock Award Program ("ESA"). Under the ESA, cash target awards were set for each MCI executive salary range and awards determined based on certain performance criteria. Cash awards are converted to ISUs by dividing the cash award amount by the stock price on the date the awards are determined. ISUs granted under the ESA vest ratably over a three-year period. All outstanding restricted shares and ISUs awarded prior to November 9, 1997 were accelerated upon consummation of the MCI Merger. As of December 31, 1999, the total number (and value) of nonvested ISUs are as follows: Mr. Roberts, 45,933 ($2,437,320) and Mr. Price, 25,571 ($1,356,861). See
    "Employment Agreements."

(5) Matching contributions to the Company's 401(k) Plan.

(6) Includes matching contributions to the MCI 401(k) plan of $8,000 for Mr. Roberts and Mr. Price; and $6,877 for premiums paid by the Company for executive life insurance on behalf of Mr. Roberts and $73,853 on behalf of Mr. Price. Excludes $1,145,621 for Mr. Roberts and $851,491 for Mr. Price in connection with the vesting of MCI ISUs during 1999.

Option Grants in Last Fiscal Year

  The following table sets forth information concerning stock option grants made in the fiscal year ended December 31, 1999 to the individuals named in the Summary Compensation Table. There were no grants of stock appreciation rights ("SARs") to said individuals during the year.

                                        Individual Grants
                         -------------------------------------------------
                                                                            Potential Realizable
                                                                              Value at Assumed
                          Number of     % of Total                          Annual Rate of Stock
                         Securities      Options                           Price Appreciation for
                         Underlying     Granted to  Exercise or                Option Term (3)
                           Options     Employees in Base Price  Expiration ----------------------
Name                     Granted (#)   Fiscal Year  ($/Sh) (2)     Date      5% ($)     10% ($)
----                     -----------   ------------ ----------- ---------- ---------- -----------
Bernard J. Ebbers.......  1,800,000(1)     1.2        46.5834    01/03/09  52,732,890 133,635,497
Timothy F. Price........        --          --            --          --          --          --
Bert C. Roberts, Jr.....        --          --            --          --          --          --
John W. Sidgmore........    900,000(1)     0.6        46.5834    01/03/09  26,366,445  66,817,748
Scott D. Sullivan.......    900,000(1)     0.6        46.5834    01/03/09  26,366,445  66,817,748

--------
(1) The options terminate on the earlier of their expiration date or ten years after grant or, generally, immediately on termination for reasons other than retirement, disability, death or without cause; three months after termination of employment on retirement; 12 months after termination for disability, death or without cause; or unless the Compensation and Stock Option Committee determines otherwise, upon the consummation of a specified change of control transaction. The options may be transferred to certain family members and related entities with the consent of the Committee. The options become exercisable in three equal annual installments beginning January 1, 2000 through January 1, 2002, but vesting is accelerated upon the consummation of a specified change of control.

(2) The exercise price may be paid in cash or, in the discretion of the Company's Compensation and Stock Option Committee, by shares of Common Stock valued at the closing quoted selling price on the date of exercise, or a combination of cash and Common Stock.

(3) The indicated 5% and 10% rates of appreciation are provided to comply with Securities and Exchange Commission regulations and do not necessarily reflect the views of the Company as to the likely trend in the stock price. Actual gains, if any, on stock option exercises and the sale of Common Stock holdings will be dependent on, among other things, the future performance of the Common Stock and overall stock market conditions. There can be no assurance that the amounts reflected in this table will be achieved.

Aggregated Option Exercises in Last Fiscal Year and FY-End Option Values

  The following table sets forth information concerning the number and value realized as to options exercised during 1999 and options held at December 31, 1999, by the individuals named in the Summary Compensation Table and the value of those options held at such date. The options exercised were not exercised as SARs and no SARs were held at year end. All options had exercise prices lower than the fair market value of the Common Stock on December 31, 1999 ("in-the-money" options).

                                                   Number of Securities    Value of Unexercised In-
                                                        Underlying                    The
                                                    Unexercised Options        Money Options at
                            Shares      Value          at FY-End (#)            FY-End ($) (2)
                         Acquired On   Realized  ------------------------- -------------------------
Name                     Exercise (#)  ($) (1)   Exercisable Unexercisable Exercisable Unexercisable
----                     ------------ ---------- ----------- ------------- ----------- -------------
Bernard J. Ebbers.......       --            --   6,113,544    3,600,000   252,211,770  72,824,760
Bert C. Roberts, Jr.....   327,620    13,323,790          0      517,006             0  13,728,230
Timothy F. Price........       --            --     435,420      638,561    15,321,653  16,866,272
John W. Sidgmore........   600,000    24,956,240    753,055    2,000,001    26,851,036  43,558,236
Scott D. Sullivan.......   300,000    13,351,560  1,299,999    2,000,001    45,660,294  43,558,236

--------
(1) Based upon the difference between the closing price on the date of exercise and the option exercise price.
(2) Based upon a price of $53.0625 per share, which was the closing price of Common Stock on December 31, 1999.

Pension Plans

  As a result of the MCI Merger, the Company has a noncontributory defined benefit pension plan (the "Qualified Plan") and a supplemental nonqualified defined benefit plan (the "Supplemental Plan" and, together with the Qualified Plan, the "MCI Pension Plans"). The Qualified Plan covers substantially all MCI employees as of the MCI Merger. The Qualified Plan was frozen as of January 1, 1999. MCI employees who were participants as of January 1, 1999 will not have any further compensation credits added to their accounts, however, interest credits and vesting service will continue to accrue. The Supplemental Plan covers only certain of MCI's key executives, including Messrs. Roberts and Price, who work at least 1,000 hours in a year. No employee contributions are required for participation in the MCI Pension Plans. Retirement benefits are based upon the employee's compensation during the employee's employment with MCI or a participating subsidiary.

  Compensation used to calculate benefits includes bonuses but does not include compensation related to fringe benefits, stock options, restricted stock or ISUs. Compensation used for the purposes of calculating pension benefits for the Qualified Plan is limited by Section 401(a)(17) of the Internal Revenue Code. The Supplemental Plan pays the incremental benefit attributable to that part of the employee's compensation which exceeds the Internal Revenue Code limitation in any plan year.

  Participants are fully vested upon the earlier of five years of service or upon reaching age 65 while employed by MCI or a participating subsidiary. There is no partial vesting. Normal retirement age is 65, but an employee may elect to receive an actuarially-reduced pension at or after age 65 with five years of service with MCI or a participating subsidiary. In addition, the Supplemental Plan permits MCI to grant additional service and additional pension amounts to selected employees.

  For MCI employees employed after January 1, 1989 and prior to the MCI Merger, the MCI Pension Plans provide a normal retirement benefit for each year of credited service equal to 1% of the compensation earned by the employee during that year up to the Social Security "covered compensation" level plus an additional 1.5% of compensation earned over that level. However, employees employed on or before January 1, 1993 were credited with an updated past service benefit which provides a benefit of 1% of the employee's average annual compensation (for the years 1990, 1991 and 1992) up to $21,000 and 1.5% of such compensation over $21,000 for such years multiplied by the employee's service through December 31, 1992. For employees employed on or after January 1, 1994, the MCI Pension Plans provide a future service benefit for each subsequent year of credited service equal to a flat 1.8% of the employee's eligible compensation. Effective January 1, 1996, MCI adopted a Part II to the Qualified Plan ("Part II") which changed the manner in which pension benefits will be determined. Prior to January 1, 1996, pension benefits were determined as noted above ("Part I"). Part II is a defined benefit pension plan. Under
Part II, an initial account balance has been established for each participant equal to the actuarial equivalent of the participant's prior accruals under the Qualified Plan. Participants employed on or after January 1, 1996 receive compensation credits and interest credits to their accounts. Compensation credits are a designated percent of pay, based on the participant's age, according to the following schedule: employees younger than age 25, 2.0%; age 25-29; 2.5%; age 30-34; 3.0%; age 35-39, 4.0%; age 40-44, 5.0%; age 45-54,
6.0%; and age 55 or older, 6.5%. Part II guarantees a minimum interest credit of 4% per year on the prior year's account balance. For 1999, the guaranteed interest credit is 5.0%. Part II Participants who were age 50 or older with 5 years of service as of December 31, 1995 will accrue a pension benefit equal to the greater of benefits calculated under Part I or Part II until the plan year ended December 31, 2000 for each year they are employed by MCI.

  Benefits payable from tax qualified plans are further limited by Section 415 of the Internal Revenue Code; in 1999, the annual maximum benefit from the Qualified Plan was limited to $135,000. When the pension formula would result in an executive receiving a benefit above the applicable limit, the Supplemental Plan assumes an obligation to pay the incremental portion above such limit.

  As of December 31, 1999, Messrs. Roberts and Price, upon normal retirement, would be entitled to annual retirement benefits from the MCI Pension Plans of approximately $581,961 and $112,804, respectively.

Section 16(a) Beneficial Ownership Reporting Compliance

  Section 16(a) of the Securities Exchange Act of 1934 requires directors, executive officers and 10% or greater shareholders of the Company ("Reporting Persons") to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of equity securities of the Company. To the Company's knowledge, based solely on its review of the copies of such reports furnished to the Company and written representations that certain reports were not required, during the year ended December 31, 1999, all Section 16(a) filing requirements applicable to Reporting Persons were complied with, except that Messrs. Roberts and Tucker each filed one late report covering one transaction (by his spouse, as to which beneficial ownership is disclaimed), and two transactions, respectively, and Mr. Sidgmore filed two late reports covering four transactions.

Certain Relationships and Related Transactions

  During 1999, WorldCom paid a total of $270,348 to Raytheon Aircraft Services, Inc. which provided air transportation to Mr. Roberts and other WorldCom executives. Raytheon contracted to lease aircraft for this use from an aircraft charter corporation wholly owned by Mr. Roberts.

Interests of Certain Persons in the Sprint Merger

  A number of executive officers of Sprint, including some of the officers who are also directors, have certain interests in the Sprint Merger that are different from or in addition to, the interests of stockholders of Sprint generally. With respect to Mr. Esrey, executives who serve as directors of Sprint and who may serve as executives and directors of the combined company, and the other potential Sprint designees each will be entitled to receive in connection with the Sprint Merger a number of shares of capital stock and options to purchase shares of capital stock as described in the Sprint Merger Agreement, in exchange for shares of Sprint capital stock owned by Mr. Esrey, other such executives and the other Sprint designees as of the consummation of the Sprint Merger and options to purchase shares of Sprint FON common stock and Sprint PCS common stock held by Mr. Esrey, other such executives and the other potential Sprint designees as of the consummation of the Sprint Merger.

   Ownership of Sprint Capital Stock; Stock Options. As of December 31, 1999, directors and executive officers of Sprint beneficially owned:

  . an aggregate of 4,570,719 shares of Sprint series 1 FON common stock (or approximately 0.6% of the then outstanding Sprint FON common stock) and

  . an aggregate of 2,772,876 shares of Sprint series 1 PCS common stock (or approximately 0.3% of the then outstanding Sprint PCS common stock),

in each case excluding shares of Sprint series 1 FON common stock and Sprint series 1 PCS common stock that may be acquired upon the exercise of outstanding options.

  As of December 31, 1999, directors and executive officers of Sprint held:

  . options to purchase an aggregate of 16,476,285 shares of Sprint series 1 FON common stock, of which 3,591,745 were exercisable and

  . options to purchase an aggregate of 8,704,810 shares of Sprint series 1 PCS common stock, of which 1,964,469 were exercisable.

  Most of Sprint's stock option plans provide that options outstanding for a year at the time of the Sprint special meeting became fully vested, if not previously vested, and exercisable upon the adoption by the Sprint stockholders of the Sprint Merger Agreement, although some options held by directors of Sprint do not become fully vested and exercisable until completion of the Sprint Merger. As of December 31, 1999, options to purchase 10,313,124 shares of Sprint series 1 FON common stock and 5,725,158 shares of Sprint series 1 PCS common stock held by directors and executive officers would vest early upon the adoption by the Sprint stockholders of the Sprint Merger Agreement, unless otherwise agreed to by the individual directors and executive officers.

  As of December 31, 1999, Mr. Esrey owned the following number of shares of Sprint FON common stock, Sprint PCS common stock and options to purchase shares of Sprint FON common stock and Sprint PCS common stock shown in the table below. Assuming:

  .  completion of the Sprint Merger,

  .  his continued employment until the completion of the Sprint Merger,

  .  no change in his share and option ownership, and

  .  a FON exchange ratio of 1.8342

Mr. Esrey would own the number of shares of Common Stock and WorldCom series 1 PCS common stock and hold options to purchase the number of shares of Common Stock and WorldCom series 1 PCS common stock shown in the table below:

   Shares of Sprint FON common stock.................................  2,132,868
   Shares of Sprint PCS common stock.................................  1,170,336
   Options for Sprint FON common stock...............................  7,485,582
   Options for Sprint PCS common stock...............................  3,646,350
   Maximum shares of Common Stock....................................  4,047,894
   Shares of WorldCom series 1 PCS common stock......................  1,170,336
   Maximum options for Common Stock.................................. 14,153,123
   Options for WorldCom series 1 PCS common stock....................  3,646,350

  As of December 31, 1999, executive officers of Sprint held an aggregate of 604,622 restricted shares of Sprint FON common stock and 302,312 restricted shares of Sprint PCS common stock awarded under Sprint's long-term incentive compensation plan or Sprint's 1990 restricted stock plan or received upon exercise of stock options. Each of these plans provides that the restrictions lapsed on the shares of restricted stock outstanding for a year at the time of adoption by the Sprint stockholders of the Sprint Merger Agreement. As of December 31, 1999, the restricted stock held by the executive officers had been outstanding for a year and therefore the restrictions lapsed on all of these shares upon the adoption by Sprint stockholders of the Sprint Merger Agreement.

  Employment Agreements. WorldCom has guaranteed minimum salaries and minimum short-term incentive compensation opportunities of Mr. Esrey and one other Sprint executive officer for three years following the closing of the Sprint Merger. The minimum salary for Mr. Esrey will be the amount of the salary paid to him in 1999, which was $1,000,000. The minimum short-term incentive compensation opportunity for Mr. Esrey is the 1999 opportunity, which is approximately $1,600,000.

  Sprint has contingency employment agreements with Mr. Esrey and certain other Sprint executive officers. These agreements are intended to assure these executive officers of continued employment for a period of three years following any event that constitutes a change in control of Sprint. If the employment of any of these executive officers is involuntarily terminated other than for "cause" or any of these executive officers terminates his employment for "good reason" within the three-year period following a "change in control" of Sprint, as such terms are defined in each of the contingency employment agreements, such executives will receive the following benefits:

  . the executive will continue to receive monthly salary payments for 35 months, or until the executive officer reaches age 65 if this occurs earlier. The current annual salaries set are $1,000,000 for Mr. Esrey and $3,680,816 for all executive officers covered by these agreements as a group;

  . the executive will receive three payments each equal to the highest short-term plus the highest long-term incentive compensation awards received during the three years preceding termination, paid on the 13th, 25th and 35th months following termination. For the last three years, the highest of these awards was $4,381,342 for Mr. Esrey and $10,651,716 for all executive officers covered by these agreements as a group;

  . the executive will receive 35 months, or until the executive is reemployed, whichever is shorter, of life, disability, medical and dental insurance coverage;

  . under Sprint's pension plan, retirement benefits will be determined assuming three years of additional credited service and the usual actuarial reduction for retiring prior to age 65 will not be imposed;

  .  post-retirement medical benefits will be provided;

  . for purposes of the Sprint key management benefit plan, the executive will be deemed to have remained a key executive, as defined in the plan, until age 60, and will therefore be entitled to the maximum benefit equal to 300% of the participant's highest annual salary during the five-year period before termination;

  . the executive will receive any amount of company contributions under Sprint's savings plan that are not yet vested at termination;

  . to the extent the executive is entitled to enhanced pension benefits under individual pension supplemental agreements that are earned upon the completion of additional years of service, the executive will receive the maximum enhancement even though he has not completed those years at the time of termination; and

  . if any payment under the contingency employment agreement results in the executive officer being subject to the excise tax payable under section 4999 of the Internal Revenue Code, such executive officer will receive additional payments so that the executive officer receives the same net after-tax benefit as the executive officer would have received had no excise tax been applicable.

  The contingency employment agreements permit the affected executive officer to elect to receive as a lump sum the present value of those amounts described above in the first two items. If the employment of these executive officers is terminated within three years after the completion of the Sprint Merger, under circumstances giving rise to the benefits described above, these executive officers would receive, upon the making of such an election, an estimated lump sum severance payment in the amount of $13,936,000 for Mr. Esrey and an aggregate amount of $37,146,000 for all executive officers covered by these agreements as a group.

  All but five of Sprint's executive officers have signed non-competition agreements that provide that the executive will not associate with a competitor of Sprint for an 18-month period following termination of employment. The restriction on competition does not apply if, within one year following a change in control of Sprint, the employer terminates the executive officer's employment without cause or the executive officer terminates employment upon constructive discharge. In addition, the agreements provide that each executive officer will receive 18 months of compensation and benefits following an involuntary termination of employment.

  Sprint Employee Benefits Matters. During the one-year period following the completion of the Sprint Merger, WorldCom will maintain employee benefit plans, programs and policies for the employees of Sprint and its subsidiaries which, in the aggregate, are substantially comparable to the plans, programs and policies provided by Sprint before the completion of the Sprint Merger, other than Sprint's employee stock purchase plan. During this one-year period, salaries and wages will not be reduced by WorldCom except upon violations of WorldCom's applicable policies or upon the failure to satisfy any generally applicable performance standards for similarly situated WorldCom employees. Participants' accounts under all unfunded Sprint plans which are designed to track the performance of Sprint capital stock will be converted at the completion of the Sprint Merger so as to track WorldCom capital stock in the same manner that Sprint capital stock is converted into WorldCom capital stock under the Sprint Merger Agreement.

  During the second one-year period following the completion of the Sprint Merger, employees of Sprint and its subsidiaries will be eligible to participate in employee benefit plans, programs and policies which, in the aggregate, are substantially comparable to those maintained for similarly situated employees of WorldCom. Employees of Sprint and its subsidiaries will receive past service credit under each applicable WorldCom plan in which they become eligible to participate following the completion of the Sprint Merger.

  WorldCom will waive any active employment requirement and pre-existing limitation under any WorldCom employee benefit plan made available to Sprint employees after the completion of the Sprint Merger to the extent waived under the corresponding Sprint plan before the completion of the Sprint Merger. WorldCom has also agreed to recognize the dollar amount of all expenses incurred by each employee of Sprint or its subsidiaries for purposes of satisfying any co-payment, co-insurance and deductible requirements for the year in which such individual becomes eligible under the relevant welfare benefit plans in which they will be eligible to participate from and after the completion of the Sprint Merger and any such co-payment, co-insurance or deductible requirements for such year will be no greater than under the applicable Sprint plan.

  Any Sprint employee who is involuntarily terminated without cause in connection with the Sprint Merger at any time within one year following the completion of the Sprint Merger will receive severance benefits under or consistent with Sprint's existing severance policies.

  Sprint may, in its discretion: (1) make an offer in calendar year 2000 to its eligible employees to purchase shares of Sprint FON common stock and Sprint PCS common stock under Sprint's employee stock purchase plan, which offer will be in accordance with the provisions of Sprint's employee stock purchase plan in the ordinary course of business consistent with past practice; (2) issue shares of Sprint FON common stock required by Sprint's automatic dividend reinvestment plan; (3) issue Sprint FON common stock and Sprint PCS common stock to the Sprint retirement savings plan, the Sprint retirement savings plan for bargaining unit employees, and the Centel retirement savings plan for bargaining unit employees, in each case consistent with the requirements of the plan as they currently exist; (4) issue shares of Sprint FON common stock and Sprint PCS common stock under Sprint's special award stock plan in accordance with past practice, not to exceed 5,000 shares in the aggregate for each of Sprint FON common stock and Sprint PCS common stock, and; (5) issue shares of Sprint FON common stock and Sprint PCS common stock pursuant to Sprint's 1997 long-term stock incentive program and management incentive stock option plan.

  The Sprint Merger Agreement provides that Sprint will create an employee retention pool of up to $100 million which may be used to implement cash retention incentives for specified Sprint employees before the closing, to be paid 50% at the closing and 50% six months after the closing, or upon their termination without cause during the six-month period. The participants eligible for this pool will be Sprint employees who are not recipients of retention stock options, as described below under "-- Retention Arrangements," except with the consent of WorldCom. The Sprint Merger Agreement also provides that further details of this pool including, but not limited to, increasing the amount above $100 million, will be determined by Sprint as soon as practicable after the execution of the Sprint Merger Agreement, and will be subject to the approval of WorldCom.

  Effect on Awards Outstanding Under Sprint Stock Plans. Under the Sprint Merger Agreement, upon completion of the Sprint Merger, WorldCom will assume each stock option plan of Sprint. Under the Sprint Merger Agreement, immediately before the Sprint Merger, each outstanding option to acquire shares of Sprint common stock under such plans will be amended and converted, on the same terms and conditions as were applicable under such stock option as follows:

  . each Sprint stock option to acquire Sprint FON common stock will be converted into an option to acquire the number of shares of Common Stock equal to the number of shares of Sprint FON common stock originally subject to such option multiplied by the FON exchange ratio, rounded up to the nearest whole share, at an exercise price per share equal to the exercise price for the shares of Sprint FON common stock originally subject to such Sprint option divided by the FON exchange ratio, rounded up to the nearest whole cent, and

  . each Sprint stock option to acquire Sprint PCS common stock will be converted into an option to acquire an equivalent number of shares of WorldCom series 1 PCS common stock at the same exercise price as the exercise price for such Sprint PCS common stock, plus an amount of Common Stock, for no additional consideration, equal to the number of shares of Sprint PCS common stock originally subject to such option multiplied by the PCS exchange ratio, which is 0.116025, and rounded up to the nearest whole share.

  Indemnification; Directors' and Officers' Insurance. Under the Sprint Merger Agreement, WorldCom has agreed that it will assume the same obligations with respect to indemnification of directors or officers of Sprint or its subsidiaries as were contained in the articles of incorporation or bylaws of Sprint or its subsidiaries and any indemnification or other agreements at the date of signing the Sprint Merger Agreement. In addition, WorldCom will maintain the directors' and officers' liability insurance policies currently maintained by Sprint on terms no less favorable than those of such policies for a period of at least six years following the Sprint Merger except that WorldCom is not required to spend an amount more than 200% of the annual premiums currently paid by Sprint in any one year.

  Retention Arrangements. In connection with the Sprint Merger, Sprint made a special grant of stock options to selected officers and director-level employees designed to retain these individuals following the Sprint special meeting. These grants are in addition to the annual grants under Sprint's 1990 Stock Option Plan. The shares underlying the special option grant for Mr. Esrey are 216,000 shares of Sprint FON common stock and 216,000 shares of Sprint PCS common stock. The exercise prices for the Sprint FON common stock options and the Sprint PCS common stock options are $61.94 and $54.25 per share, the fair market value of the underlying stocks on the grant date, January 24, 2000.

  Service Agreements. WorldCom and Sprint have entered into services agreements with each other and with their affiliates in the ordinary course of their businesses. WorldCom and its subsidiaries have been engaged in transactions with Sprint and its subsidiaries aggregating approximately $536 million in fiscal year 1999, approximately $513 million in fiscal year 1998 and approximately $474 million in fiscal year 1997.

  Memorandum of Understanding; Further Negotiations are Ongoing. On October 4, 1999, WorldCom and Sprint entered into a memorandum of understanding that sets forth material terms for three commercial agreements entered into between them. These agreements are referred to as the "commercial agreements" and are designed to: (1) enable Sprint to purchase WorldCom's international communications products and services, in an agreement referred to as the "global services agreement"; (2) provide for the purchase by the parties of local access and transport services from each other, in an agreement referred to as the "local telecommunications services agreement" and; (3) allow WorldCom to offer Sprint's PCS services, in an agreement referred to as the "PCS agreement." After WorldCom and Sprint signed the Sprint Merger Agreement, they began negotiations to agree on the terms of more detailed comprehensive agreements. Negotiations could result in material changes to the terms of the memorandum of understanding.

  Global Services Agreement. Under the global services agreement, WorldCom will provide to Sprint international and global telecommunications services that are currently offered to others by WorldCom to enable Sprint to resell such services to its customers or utilize such services on its own behalf. The international and global products subject to the global services agreement will include, among other things, voice products, data products, IP products, systems solutions and international private lines. Sprint will resell and repackage these WorldCom products and services and will coordinate directly with customers for the provision of these products and services. Sprint will determine which services to offer its customers. The arrangements in the global services agreement are not exclusive and there are no minimum volume commitments by Sprint. WorldCom will not restrict the terms, conditions or pricing under which Sprint will provide or resell the service to its customers. The services will be provided to Sprint under WorldCom's standard terms and conditions, including its tariffs, unless otherwise agreed by Sprint and WorldCom. WorldCom will provide Sprint with customer service and sales support similar to the support that it provides itself and other resellers. All service or product orders between WorldCom and Sprint will be priced at direct cost, which includes cost of capital and excludes any sales cost. The term of the global services agreement is three years. WorldCom and Sprint will cooperate in a transition of customers following the termination of the agreement. The global services agreement will contain standard default language as well as additional early termination provisions linked to several events that result in the termination of the merger agreement. No portion of the memorandum of understanding or the global services agreement that would violate any existing obligation of Sprint will be effective until the existing obligation of Sprint has been terminated. The parties' obligations are contingent upon each party obtaining and maintaining all required approvals, consents, licenses and other requirements necessary to perform their obligations.

  Local Telecommunications Services Agreement. The local telecommunications services agreement provides for the purchase by the parties of local access and transport services. Local access and transport services are services offered by local telecommunications carriers that enable a long distance carrier that is carrying a telephone call to complete the call on the local carrier's network, which is referred to as "terminating access", or that enable a long distance carrier to accept onto its network calls that originate on the local carrier's network, which is referred to as "originating access."

  Under the local telecommunications services agreement, Sprint purchases terminating access from WorldCom in order to take advantage of WorldCom's more extensive local network and its agreements for terminating access with various local carriers. The parties expect that the volume of terminating Sprint telephone calls when combined with the volume of terminating WorldCom telephone calls will result in a lower price per telephone call than either company could obtain separately. The parties may also agree that Sprint will sell originating access to WorldCom in the form of digital subscriber line multiple access facilities, which will enable the companies to combine their digital subscriber line volumes in a manner that leads to lower costs than if each company had purchased the facilities separately. Entering into agreements to provide given volumes of traffic to a carrier in order to take advantage of a carrier's existing available telephone call carrying capacity is a common practice in the telecommunications industry.

  The price for the services is similar to that for other carriers transporting the same kind of traffic with similar volumes. The agreement is not exclusive and contains no volume commitments. The term of the agreement is 36 months. However, the term for providing specific facilities for a given form of access may have a different term depending on existing agreements with other carriers, network needs and traffic volume forecasts. In addition, the local telecommunications services agreement contains standard default and termination provisions as well as additional early termination provisions linked to several events that result in the termination of the Sprint Merger Agreement. The local telecommunications services agreement provides that if it is terminated, the parties have a reasonable time to make other arrangements for acquiring the necessary access services from other carriers in order to minimize any disruptions to customers.

  PCS Agreement. Under the PCS agreement, WorldCom may offer WorldCom-branded handsets and WorldCom-branded PCS service using the Sprint PCS network in those parts of the United States agreed upon by the parties in the definitive agreement. The WorldCom-branded PCS service will be the same as the Sprint PCS service that the Sprint PCS group makes generally available to its consumer and business end users. WorldCom will pay all direct costs of rebranding the Sprint PCS service to WorldCom-branded PCS service. The WorldCom PCS rate plans will be established by WorldCom in its sole discretion. WorldCom may bundle the WorldCom PCS service with any other WorldCom-branded service or product and may provide promotional discounts, subject to WorldCom funding such discounts. WorldCom will market the WorldCom-branded PCS service at its expense. The PCS agreement will terminate on December 31, 2000, unless otherwise extended. The PCS agreement will contain standard default and termination provisions as well as additional early termination provisions linked to several events that result in the termination of the Sprint Merger Agreement.

Upon termination of the PCS agreement, WorldCom will retain the end user accounts produced by WorldCom during the agreement.

Compensation Committee Interlocks and Insider Participation

  Since September 14, 1998, the Committee has been composed of Stiles A. Kellett, Jr., Max E. Bobbitt, Gordon S. Macklin and Lawrence C. Tucker.

       ITEM 2. SHAREHOLDER PROPOSAL RELATING TO SHAREHOLDER RIGHTS PLANS

  The Communications Workers of America Pension Fund, 501 Third Street, N.W., Washington, D.C. 20001-2797 (the "Fund"), which beneficially owns 3,500 shares of Common Stock, has submitted the following proposal:

The Shareholder Proposal

  Resolved, that the shareholders request that the Board of Directors consider adoption of the following proposal to amend the bylaws of WorldCom, Inc. as follows:

                                 ARTICLE XIII

                           SHAREHOLDER RIGHTS PLANS

     Section 1. The corporation shall not adopt or retain any poison pill, shareholder rights plan, rights agreement or any other form of "poison pill," unless such plan has been submitted to the shareholders for approval and the votes cast in favor of such plan exceed the votes cast in opposition to such plan. The corporation shall redeem any such rights now in effect.

The Shareholders' Statement of Support

  A poison pill is an anti-takeover device, which effectively prevents a change in control of a company without the approval of the Board of Directors. It forces potential acquirers to negotiate acquisitions with management, instead of making an offer directly to the shareholders. In addition, by forcing potential acquirers to negotiate with the Board, poison pills have a tendency to entrench management, to insulate it from accountability, and to make management less responsive to the views of shareholders.

  The shareholders, who own WorldCom, should have the right to decide what is a fair price for their holdings. Furthermore, they should also have the right to decide whether the risk of such consequences may be warranted by special circumstances that might make it appropriate to adopt a poison pill.

  A precatory proposal requesting that the WorldCom Board repeal its poison pill won the support of 48.1% of the votes cast in 1998. According to the Investor Responsibility Research Center ("IRRC"), nine stockholder proposals concerning poison pills won a majority of the votes cast in 1998, and 17 won a majority of the votes cast in 1999. The IRRC reported that the poison pill proposals within its research universe won average support of 57.4% in 1998, and 60.9% in 1999, with some votes in favor of 70% or more.

  The telecommunications industry is rife with merger activity. Today's acquirer may become tomorrow's takeover target. If WorldCom's bid for Sprint is unsuccessful, its assets may be attractive to another competitor. Alternatively, the new WorldCom could become a good takeover target after the merger if the projected benefits and synergies are not realized, and the Company comes under financial duress to service its increased debt load and meet projected earnings estimates.

  Either way, shareholders should be able to determine the fair value to be received for their holdings without having that right usurped by management. Please vote for the proposal.

Recommendation of the Board of Directors AGAINST this proposal:

  The Fund's proposal requests that the Board of Directors consider adopting an amendment to the Bylaws that would require the redemption of the preferred stock purchase rights that currently trade with the Common Stock pursuant to the Company's existing shareholder rights plan, as amended (the "Rights Plan"), and that would prevent the Board of Directors from adopting another shareholder rights plan without first receiving shareholder approval. The Board of Directors strongly urges you to vote against this proposal. Over 2,000 companies, including over 60% of the S&P 500 companies, have rights plans in place at this time. Like substantially all of those other plans, the Rights Plan is not intended to, and will not, prevent a tender offer or other acquisition proposal that is fair and equitable to all shareholders. Instead, the Rights Plan encourages negotiation with the Board of Directors, which is duty-bound to take whatever action that it in good faith determines is in the best interests of the Company and its shareholders, including negotiating a fair price if an acquisition of WorldCom were to be deemed appropriate. The Board of Directors believes the Rights Plan is an important tool that enables the Board to protect the interests of shareholders against abusive takeover practices and to oppose takeover attempts for WorldCom at prices that do not reflect its true value, especially where greater shareholder value would be realized by remaining faithful to the long-term vision and strategic plan of management and the Board of Directors.

  WorldCom is a Georgia corporation and therefore governed by the Georgia Business Corporation Code (the "Georgia Code"). Under the Georgia Code, the Board of Directors has the responsibility to manage and direct the business and affairs of the Company and is at all times bound by its fiduciary obligations to the shareholders. Following careful review of comprehensive materials prepared for the Board of Directors, including materials prepared by outside counsel and financial advisors, the Board of Directors adopted the Rights Plan in 1996. In 1997, the Board of Directors amended the Rights Plan to shorten its term by five years, because it determined that the Rights Plan and the amendment were in the best interest of the Company and its shareholders. WorldCom believes that the adoption and amendment of the Rights Plan were valid and proper exercises of the Board of Director's responsibilities and fiduciary obligations under Georgia law. The Georgia Code specifically authorizes the board of directors of a Georgia corporation to determine the terms and conditions of rights, such as those distributed under the Rights Plan, "in its sole discretion."

  In the absence of a rights plan, a hostile bidder may make a bid (even at a premium to the then market price) at a time when the market price does not adequately reflect fair value, allowing the acquiror to offer to acquire shares at a price well below the true value of the Company. The Board of Directors understands and recognizes its fiduciary duties and responsibilities to the shareholders when evaluating the merits of a particular acquisition proposal. If the Board of Directors determines, in the exercise of its fiduciary obligations to shareholders, that such a proposal is fair and in the best interests of the Company and its shareholders, the Rights Plan provides that the Board can approve the proposal and redeem the rights. However, to redeem the rights now, in the absence of such a specific acquisition proposal, would leave the shareholders of WorldCom unprotected in the event of an unsolicited takeover offer and, in the Board's view, would potentially reduce long-term value for shareholders.

  The Board of Directors believes that the Rights Plan serves the best interests of the Company and its shareholders. If there were an offer to purchase WorldCom on terms that were unfair to some or all shareholders, the Board of Directors believes the Rights Plan would encourage the bidder to negotiate the price and other terms in good faith with the Board. The Rights Plan is designed to protect shareholders against, among other things, potential abuses during the bidding process. In this regard, it is important to remember that hostile acquirors are interested in buying a company as cheaply as they can, and, in attempting to do so, may try to use coercive tactics which do not treat all shareholders fairly and equally. The Board of Directors believes that the Rights Plan, together with certain charter and Bylaw provisions, provides it with an additional degree of leverage in a takeover situation by allowing the Board sufficient time to calmly evaluate any potential buyer and takeover proposal, and, if necessary, to explore alternatives.

  The Board of Directors believes that having a rights plan is particularly critical to a company in the telecommunications industry, where stock prices are subject to volatility and where consolidation has been a recent trend. The Board also believes that having the Rights Plan places the Board of Directors in a better position to negotiate for fair and appropriate treatment for all of the shareholders. The true test of the benefits of the Rights Plan is how the Board of Directors uses it. Therefore, the real issue is whether the shareholders of WorldCom believe they can rely upon the Board of Directors to perform its fiduciary obligations and to utilize this tool properly if and when the need arises. In this regard, the Board of Directors feels that shareholders should feel confident about the Directors they have elected.

  The Board also believes that shareholder rights plans historically have not prevented hostile bids, but instead have been a factor in increasing the prices paid to shareholders in such cases. In 1998, Georgeson & Company, a nationally recognized proxy solicitation firm, found that companies adopting rights plans did not diminish the value of their stock or reduce the likelihood of their being acquired; in fact, the study showed both that companies with shareholder rights plans had a slightly higher takeover rate than companies without plans such as the Rights Plan and that companies with rights plans received higher takeover premiums than companies without rights plans.

  The Board of Directors of the Company unanimously recommends a vote AGAINST this shareholder proposal.

  Proxies will be voted against the foregoing unless shareholders specify otherwise in their proxies. The number of votes cast in favor of the shareholder proposal by the holders of the shares of Common Stock, and Series B Preferred Stock, voting as a single class, represented in person or by proxy at a meeting where a quorum is present must exceed the number of votes cast against said proposal by said holders in order for the proposal to be adopted. A majority of the votes entitled to be cast on the proposal constitutes a quorum. Shares voted to "abstain" will be considered to be present for purposes of establishing a quorum but will have no effect on the vote. Shares as to which a broker indicates it lacks authority to vote on Item 2 and which are not voted will be considered not present for purposes of determining the existence of a quorum and the requisite vote.

               RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

  Arthur Andersen LLP ("Arthur Andersen") has been selected as the Company's independent accountants for 2000. Representatives of Arthur Andersen are expected to attend the annual meeting and will have the opportunity to make a statement, if they so desire, and respond to appropriate questions from shareholders.

                              REPORT ON FORM 10-K

  A copy of the Company's Report on Form 10-K for the period ended December 31, 1999, filed with the Securities and Exchange Commission (including related financial statements and schedule) is available to shareholders without charge, upon written request to Scott D. Sullivan, Secretary, WorldCom, Inc., 500 Clinton Center Drive, Clinton, Mississippi 39056.

                     FUTURE PROPOSALS OF SECURITY HOLDERS

  All proposals of security holders intended to be presented at the 2001 annual meeting of shareholders must be received by the Company not later than January 1, 2001, for inclusion in the Company's 2001 proxy statement and form of proxy relating to the 2001 annual meeting. Upon timely receipt of any such proposal, the Company will determine whether or not to include such proposal in the proxy statement and proxy in accordance with applicable regulations and provisions governing the solicitation of proxies.

  The Company's Bylaws contain advance notice provisions relating to proposals of business and nominations of directors at meetings of shareholders. Under the Bylaws, in order for a shareholder to nominate a candidate for director at an annual meeting, timely notice of the nomination must be given to and received by the Company in advance of the meeting. Ordinarily, such notice must be given and received not less than 120 nor more than 150 days before the first anniversary of the preceding year's annual meeting (or between January 2, 2001 and February 1, 2001 for the 2001 Annual Meeting); provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, then such notice must be given and received not earlier than 150 days prior to such annual meeting and not later than the close of business on the later of the 120th day prior to such annual meeting or the 10th day following the day on which public announcement of such meeting is first made. In certain cases, notice may be delivered and received later if the number of directors to be elected to the Board of Directors is increased. The shareholder submitting the notice of nomination must describe various matters as specified in the Bylaws, including the name and address of each proposed nominee, his or her occupation and number of shares held, and certain other information.

  In order for a shareholder to bring other business before an annual meeting of shareholders, timely notice must be given to and received by the Company within the time limits described. Such notice must include a description of the proposed business (which must otherwise be a proper subject for action by the shareholders), the reasons therefor and other matters specified in the Bylaws. The Board of Directors or the presiding officer at the meeting may reject any such proposals that are not made in accordance with these procedures or that are not a proper subject for shareholder action in accordance with applicable law. The Articles of Incorporation and Bylaws also set forth specific requirements and limitations applicable to nominations and proposals at special meetings of shareholders.

  A shareholder proponent must be a shareholder of the Company who was a shareholder of record both at the time of giving of notice and at the time of the meeting and who is entitled to vote at the meeting. Any such notice must be given to the Secretary of the Company, whose address is 500 Clinton Center Drive, Clinton, Mississippi 39056. Any shareholder desiring a copy of the Articles of Incorporation or Bylaws will be furnished a copy without charge upon written request to the Secretary. The time limits described above also apply in determining whether notice is timely for purposes of Rule 14a-4(c)(1) under the Securities Exchange Act of 1934 relating to exercise of discretionary voting authority, and are separate from and in addition to the Securities and Exchange Commission's requirements that a shareholder must meet to have a proposal included in the Company's proxy statement for an annual meeting.

                                OTHER BUSINESS

  The Company knows of no business to be brought before the annual meeting other than as set forth above. If other matters properly come before the meeting, it is the intention of the persons named in the solicited proxy to vote the proxy on such matters in accordance with their best judgment.

                                 MISCELLANEOUS

  The Company will pay the cost of soliciting proxies in connection with the 2000 annual meeting. In addition to solicitation by use of the mails, certain directors, officers and regular employees of the Company may solicit the return of proxies by telephone, facsimile or other means, or personal interview, and may request brokerage houses and custodians, nominees and fiduciaries to forward soliciting material to their principals and will agree to reimburse them for their reasonable out-of-pocket expenses. The Company's transfer agent, The Bank of New York, has agreed to assist the Company in connection with the tabulation of proxies. In addition, the Company has retained MacKenzie Partners, Inc. to assist with the solicitation of proxies, the estimated cost of which is approximately $5,000, plus expenses.

  Shareholders are urged to mark, sign and send in their proxies without delay.

                                            By Order of the Board of Directors

                                            Scott D. Sullivan
                                            Secretary

Clinton, Mississippi
May 1, 2000

                         PROXY/VOTING INSTRUCTION CARD
                                 WORLDCOM, INC.
                            500 Clinton Center Drive
                          Clinton, Mississippi  39056
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
             Annual Meeting of Shareholders, Thursday, June 1, 2000

     The undersigned hereby, (i) with respect to all shares of Common Stock and Series B Convertible Preferred Stock of WorldCom, Inc. (the "Company") which the undersigned may be entitled to vote, constitutes and appoints Bernard J. Ebbers and Scott D. Sullivan, and each of them, with full power of substitution, the true and lawful attorneys-in-fact, agents and proxies of the undersigned and
(ii) with respect to all shares of Common Stock which the undersigned, as a participant in the MCI Plans (as defined below), may be entitled to direct the voting of, directs Mellon (as defined below), in each case, to vote at the Annual Meeting of Shareholders of the Company, to be held on Thursday, June 1, 2000, commencing at 10:00 a.m. local time, at 500 Clinton Center Dr., Clinton, Mississippi, and at any and all adjournments or postponements thereof, according to the number of votes which the undersigned would possess if personally present, for the purposes of considering and taking action upon the following, as more fully set forth in the Proxy Statement of the Company dated May 1, 2000, receipt of which is hereby acknowledged.

     THIS PROXY/VOTING INSTRUCTION CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED AND DEEMED AN INSTRUCTION TO MELLON (AS DEFINED BELOW) TO VOTE IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE, THIS PROXY/VOTING INSTRUCTION CARD WILL BE VOTED, OR WITH RESPECT TO SHARES HELD IN THE MCI PLANS (AS DEFINED BELOW) THIS PROXY/VOTING INSTRUCTION CARD WILL BE DEEMED AN INSTRUCTION TO VOTE, FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1, AGAINST
                      ---                                                -------
PROPOSAL 2, AND IN THE DISCRETION OF THE PROXIES OR MELLON, AS THE CASE MAY BE, WITH RESPECT TO PROPOSAL 3.

     Shares of Common Stock held in the MCI Communications Corporation ESOP and 401(k) Plan and Western Union International, Inc. 401(k) Plan for Collectively Bargained Employees (the "MCI Plans"), will be voted by Mellon Bank, N.A. ("Mellon") as trustee of the MCI Plans. Participants in the MCI Plans should indicate their voting instructions for each action to be taken under proxy. All instructions must be received prior to May 26, 2000 in order to be counted. All voting instructions from MCI Plan participants will be kept confidential. MCI Plan shares will not be voted if the MCI Plan participant fails to return voting instructions for the actions to be taken under proxy.


                    WorldCom, Inc.
                    Post Office Box 11494
                    New York, NY  10203-0494


                    (Continued, and to be signed and dated on the reverse side.)

                              Two New Ways to Vote
                         VOTE BY INTERNET OR TELEPHONE
                         24 Hours a Day - 7 Days a Week
               Save Your Company Money - It's Fast and Convenient

TELEPHONE                                 INTERNET                                             MAIL
1-800-650-3514                            http://proxy.shareholder.com/wcom
                                          ---------------------------------
 .  Use any touch-tone telephone.   OR     .  Go to the website address listed above.     OR     .  Mark, sign and date your
                                                                                                   proxy/voting instruction card.
 .  Have your proxy/voting                 .  Have your proxy/voting instruction card            .  Detach your proxy/voting
   instruction card ready.                   ready.                                                instruction card.
 .  Enter your Control Number              .  Enter your control number located in the box       .  Return your proxy/voting
   located in the box below.                 below.                                                instruction card in the postage-
                                                                                                   paid envelope provided.
 .  Follow the simple recorded             .  Follow the simple instructions on the
   instructions.                             website.

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. If you have submitted your proxy by the Internet or telephone, there is no need for you to mail back your proxy card.

                                                      CONTROL NUMBER
                                               FOR INTERNET / TELEPHONE VOTING

1-800-650-3514           Detach Proxy/Voting Instruction Card Here
CALL TOLL-FREE TO VOTE
                         (down arrow)                            (down arrow)
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
1.  ELECTION OF DIRECTORS      [ ] FOR all nominees     [ ] WITHHOLD AUTHORITY to vote      [ ] *EXCEPTIONS
                                   listed below             for all nominees listed below

Nominees: Clifford L. Alexander, Jr., James C. Allen, Judith Areen, Carl J.
Aycock, Max E. Bobbitt, Bernard J. Ebbers, Francesco Galesi, Stiles A.  Kellett,
Jr., Gordon S. Macklin, John A. Porter, Bert C. Roberts, Jr., John W. Sidgmore,
Scott D. Sullivan, and Lawrence C. Tucker. (INSTRUCTION: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.)

*Exceptions______________________________________________________________________________________________________


The Board of Directors Recommends a Vote "AGAINST" Proposal 2.

2.  Shareholder proposal relating to      3.  In their discretion with respect
shareholder rights plan.                  to such other business as properly
                                          may come before the meeting or any
                                          adjournments thereof.
[ ] FOR  [ ] AGAINST  [ ] ABSTAIN
                                               Change of Address and or
                                               Comments Mark Here  [ ]

--------------------------------------------------------------------------------

                           Please sign exactly as name(s) appear on this proxy/voting instruction card. When shares are held by joint tenants, both should sign. When signing as attorney-in-fact, executor, administrator, personal representative, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                           DATED ______________________________, 2000

                           _____________________________________________________
                           Signature of shareholder or authorized representative

                           _____________________________________________________
                           Signature (if held jointly)

Sign, Date and Return the Proxy/Voting Instruction Card Promptly Using the
   Enclosed Envelope.
                                         Votes MUST be indicated        [X]
                                         (x) in Black or Blue ink.

                                         If you agree to access future
                                         Proxy Statements and Annual
                                         Reports electronically, please
                                         mark this box.                 [ ]